INVESTMENT SUB-SUB-ADVISORY AGREEMENT

       This AGREEMENT is effective this 3rd day of February, 2012 by and between BROOKFIELD INVESTMENT MANAGEMENT INC., a Delaware corporation and registered investment adviser ("BIM"), and AMP CAPITAL BROOKFIELD (US), LLC, a Delaware limited liability company and registered investment adviser
("ACB", collectively with BIM, the "parties" and individually each, a
"party").
       WHEREAS, the DIVERSIFIED REAL ASSET FUND (the "Fund") is an
investment portfolio of the PRINCIPAL FUNDS, INC. (the "Company"), a Maryland
corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management investment company;
       WHEREAS, PRINCIPAL MANAGEMENT CORPORATION ("PMC") and the Company are
parties to a Management Agreement dated as of November 1, 2011, pursuant to which PMC acts as investment manager with respect to the investment portfolios of the Company, including the Fund;
       WHEREAS, PMC and BIM are parties to an Investment Sub-Advisory
Agreement, dated February 3, 2011 (the "Sub-Advisory Agreement"), pursuant to which BIM acts as the investment manager with respect to the
Fund, which is an investment portfolio of the Company,
       WHEREAS, BIM desires to retain ACB to provide certain investment services with respect to the Fund upon the terms and conditions set forth below.
       NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. APPOINTMENT.  BIM hereby appoints ACB, consistent with the terms of the Sub-Advisory Agreement, to act as discretionary investment manager with respect to such portion of the assets of the Fund as
BIM shall allocate to ACB for the period and pursuant to the terms and conditions set forth in this Agreement. ACB accepts such appointment and agrees to provide the services contemplated herein for the compensation herein provided.
2. DELIVERY OF DOCUMENTS.  PMC has or will furnish BIM certain documents, as provided in the Sub-Advisory Agreement, which BIM hereby agrees to provide to ACB prior to the commencement of ACB's services, including:
a) Management Agreement (the "Management Agreement") with the
Fund;
b) The Company's registration statement and financial
statements as filed with the Securities and Exchange
Commission;
c) The Company's Articles of Incorporation and By-laws;
d) Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations
and services provided by the Sub-Advisor.

During the term of this Agreement, BIM agrees to furnish ACB at its principal office all proxy statements, reports to
shareholders, sales literature or other materials it receives pursuant to the Sub-Advisory Agreement prepared for distribution to shareholders of the Fund, prospectus of the Fund, prior to the use thereof, and BIM shall not agree to the use of any such
materials under the Sub-Advisory Agreement until ACB agrees
thereto in writing, which such agreement shall not be
unreasonably withheld. ACB's right to object to such materials is limited to the portions of such materials that expressly relate to ACB, its services and its clients. BIM agrees to use its
reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to ACB or its clients in any way are consistent with those materials previously approved by ACB as referenced in the first sentence of this
paragraph. Sales literature may be furnished to ACB by e-mail, first class or overnight mail, facsimile transmission equipment or hand delivery.
 BIM will furnish ACB with copies of all amendments of or
supplements to the foregoing that relate specifically to ACB or the
Fund promptly upon its receipt thereof under the Sub-Advisory
Agreement. Any amendments or supplements that impact the management of the Fund will not be deemed effective with respect to ACB until
ACB's written approval thereof; provided, however, that BIM's written approval of such amendments or supplements to PMC shall be binding under the Sub-Advisory Agreement.
3. MANAGEMENT.  Subject always to the supervision of BIM, who in turn is subject to the supervision of PMC, who in turn is subject to the supervision of the Company's Board of Directors, ACB will furnish an investment program in respect of, and make investment decisions for, all assets of the Fund that are allocated to it by BIM and place all orders for the purchase and sale of securities, including foreign or domestic securities or other property (including
financial futures and options of any type), all on behalf of the
Fund. In the performance of its duties, ACB will satisfy its fiduciary duties to the Fund (as set forth below), and will monitor the Fund's investments, and will comply with the provisions of the
Company's Articles of Incorporation and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Funds set forth in the Fund's prospectus and
Statement of Additional Information, as they may be amended from time to time. Notwithstanding the foregoing sentence, ACB shall not be bound by any such amendments to the Company's Articles of
Incorporation and By-Laws or the stated investment objectives, policies and restrictions of the Company until BIM has actually received written copies of such amendments. Each of PMC, BIM and
ACB will make its officers and employees available to the others from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. ACB will report to the Board of Directors and to PMC and BIM with respect to the implementation of such program.
ACB, solely with respect to the assets of the Fund which are under its management pursuant to this Agreement, and based on information obtained from the Fund's administrator, custodian and other service providers, shall take reasonable steps to comply with the
diversification provisions of Section 851 and Section 817(h) of the
Internal Revenue Code of 1986, as amended ("IRC"), and its
accompanying Regulation, Treas. Reg. Section 1.817-5, applicable to the Fund.
 BIM agrees that ACB shall not be liable for any failure to
recommend the purchase or sale of any security on behalf of the
Fund on the basis of any information which might cause such
purchase or sale to, in ACB's opinion, constitute a violation of any federal or state laws, rules or regulations.
ACB represents, warrants and covenants that it is registered under the Investment Advisers Act of 1940, as amended, and that it will maintain such registration during the term of this Agreement.
ACB further agrees that it:
a) will use the same skill and care in providing such services as it uses in providing services to its other client mandates for which it has investment responsibilities;
b) will comply with all applicable Rules and Regulations of the
SEC in all material respects and in addition will conduct its activities under this Agreement in accordance with any
applicable regulations of any governmental authority
pertaining to its investment advisory activities, including
but not limited to compliance with Rule 206(4)-7 under the
Investment Advisers Act of 1940, as amended;
c) will report regularly to BIM and to PMC and the Company's
Board of Directors as reasonably agreed between the BIM and
ACB and will make appropriate persons available for the
purpose of reviewing with representatives of BIM, PMC and the
Board of Directors on a regular basis at reasonable times
agreed to by the PMC, BIM and ACB, the management of the
Fund, including, without limitation, review of the general
investment strategies of the Fund, and the performance of the
Fund in relation to the specified benchmark(s) and will
provide various other reports from time to time as reasonably requested by BIM;
d) will provide to BIM (i) a monthly compliance checklist
developed for the Fund by BIM and PMC, (ii) quarterly reports developed for the Fund by BIM and PMC, and (iii) other
compliance and reporting information as requested by the BIM,
PMC or the Board of Directors from time-to-time;
e) as a service provider to the Fund, will cooperate fully with the Chief Compliance Officer of the Company in the execution of his/her responsibilities to monitor service providers to
the Fund under Rule 38a-1 under the 1940 Act;
f) will prepare and maintain such books and records with respect to the Fund's securities transactions in accordance with
Section 7 herein, and will furnish BIM, PMC and the Company's
Board of Directors such periodic and special reports as BIM
or PMC may reasonably request;
g) will prepare and cause to be filed in a timely manner Form
13F and, if required, Schedule 13G with respect to securities held for the account of the Fund subject to ACB's
supervision;
h) will act upon reasonable instructions from BIM and PMC not inconsistent with the fiduciary duties and investment
objectives hereunder;
i) will treat confidentially and as proprietary information of the Company all such records and other information relative
to the Company maintained by ACB, and will not use such
records and information for any purpose other than
performance of its responsibilities and duties hereunder,
except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably
withheld and may not be withheld where ACB may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly
constituted authorities, or when so requested by the Company, provided, however, that notwithstanding the foregoing, ACB
may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of ACB;
j) will vote proxies received in connection with securities held by the Fund in accordance with written policies and
procedures adopted by BIM, which may be amended from time to time, and which at all times shall comply with the
requirements of applicable federal statutes and regulations
and any related guidance from the Securities and Exchange
Commission and its staff relating to such statutes and
regulations (collectively, "Proxy Voting Policies and
Procedures"). ACB shall vote proxies on behalf of the Fund in a manner deemed by ACB to be in the best interests of the
Fund pursuant to BIM's written Proxy Voting Policies and
Procedures. PMC and BIM each understand that ACB may employ
the services of a proxy voting service to exercise proxies in accordance with the Proxy Voting Policies and Procedures. ACB shall provide disclosure regarding the Proxy Voting Policies and Procedures in accordance with the requirements of Form N-
1A for inclusion in the Registration Statement of the Fund.
ACB shall report to BIM and PMC in a timely manner a record
of all proxies voted, in such form and format that complies
with acceptable federal statutes and regulations (e.g.,
requirements of Form N-PX). ACB shall certify at least
annually or more often as may reasonably be requested by PMC and/or BIM, as to its compliance with the Proxy Voting
Policies and Procedures. ACB shall not incur any liability to
BIM by reason of any exercise of, or failure to exercise, any such discretion and shall not incur any liability for any
failure arising from an act or omission of a person other
than ACB; and
k) may not consult with any other sub-adviser of the Company concerning transactions in securities or other assets for any investment portfolio of the Company, including the Fund,
except that such consultations are permitted between the
current and successor sub-advisers of the Fund in order to
effect an orderly transition of sub-advisory duties so long
as such consultations are not concerning transactions
prohibited by Section 17(a) of the 1940 Act.
4. CUSTODY OF ASSETS.  ACB shall at no time have the right to physically possess the assets of the Fund or have the assets registered in its own name or the name of its nominee, nor shall ACB in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Fund. In
accordance with the preceding sentence, ACB shall have no
responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Fund. All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian.
5. BROKERAGE.  ACB is responsible for decisions to buy and sell securities for the assets of the Fund allocated to it by BIM, broker-dealer selection, and negotiation of brokerage commission rates. ACB shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by ACB on behalf of the Fund. ACB will provide copies of brokerage agreements entered into by the Fund to BIM, if
applicable. It is ACB's general policy in selecting a broker to effect a particular transaction to seek to obtain "best execution", which means prompt and efficient execution of the transaction at the best obtainable price with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker.
 Consistent with this policy, ACB, in selecting broker-dealers and negotiating commission rates, will take all relevant factors into consideration, including, but not limited to: the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the broker's execution capabilities and any research
provided by the broker that aids ACB's investment decision-making process; and the value of the expected contribution of the broker-
dealer to the investment performance of the Fund on a continuing basis. Subject to such policies and procedures as the Company's
Board of Directors may determine, ACB shall have discretion to effect investment transactions for the Fund through broker-dealers
(including, to the extent permissible under applicable law, broker-
dealer affiliates) who provide brokerage and/or research services, as such services are defined in section 28(e) of the Securities
Exchange Act of 1934, as amended (the "1934 Act"), and to cause the
Fund to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if ACB determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or
ACB's overall responsibilities with respect to the Fund and other accounts to which ACB exercises investment discretion (as such term is defined in section 3(a)(35) of the 1934 Act). Allocation of orders placed by ACB on behalf of the Fund and other advisory clients of ACB to broker-dealers shall be in such amounts and proportions as ACB shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations.
ACB will submit reports on brokerage placements to BIM as
reasonably requested by BIM, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefor.
6. EXPENSES.  ACB shall bear all expenses incurred by it in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; and
fees for any pricing services. All other expenses not specifically assumed by ACB hereunder or by BIM under the Sub-Advisory Agreement are borne by the Fund or the Company.
7. BOOKS AND RECORDS.  In compliance with the requirements of Rule 31a-3 promulgated under the 1940 Act, ACB hereby agrees that all records which it maintains for the Company shall be available for
inspection by the Company, PMC and BIM upon their reasonable request and agrees to provide the Company with copies of any of such records upon the Company's request. ACB further agrees to preserve for the periods prescribed by Rule 31a-2 promulgated under the 1940 Act the records required to be maintained by Rule 31a-1 promulgated under the 1940 Act related to the Fund's portfolio transactions. PMC shall maintain all books and records not related to the Fund's portfolio transactions.
8. COMPENSATION.  For the services provided and the expenses assumed pursuant to this Agreement, BIM will pay ACB, and ACB agrees to accept as full compensation therefor, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the
Fund as follows:
  ACB's Fee as a Percentage of Daily Net Assets

       First A$100 million.........................0.40%
       Over A$100 million........................0.35%

  In no event is PMC, the Fund or the Company responsible for fees payable to ACB.
9. SERVICES NOT EXCLUSIVE.  The services to be provided by ACB hereunder are not to be deemed exclusive, and ACB shall be free to provide similar services to other clients so long as whenever the Fund and one or more other investment advisory clients of ACB have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by ACB to be equitable to each. ACB may group orders for the Fund with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it determines that investment decisions are appropriate for each participating account. ACB cannot assure that such policy will not adversely affect the price paid or received by the Fund. The persons employed by ACB to assist in
ACB's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of ACB or any of its
affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.
10. COMPLIANCE WITH APPLICABLE LAW.  ACB will manage the assets of the Fund that are under its management pursuant to this Agreement in
conjunction with those assets managed by BIM such that the Fund, as whole, is in compliance with the requirements of the 1940 Act and the regulations adopted by the Securities and Exchange Commission.
Further, ACB will conduct its activities under this Agreement in accordance with applicable regulations of any governmental
authority pertaining to its investment advisory activities.
11. LIMITATION OF LIABILITY.  ACB, its officers, directors, managers, employees, agents or affiliates will not be subject to any
liability to BIM or its directors, officers, employees, agents or affiliates for any error of judgment or mistake of law or for any loss suffered by the Fund, any shareholder of the Fund or BIM or
PMC either in connection with the performance of ACB's duties under this Agreement or its failure to perform due to events beyond the reasonable control of ACB or its agents, except for a loss
resulting from ACB's willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this
Agreement. Federal and State securities laws may impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which BIM or PMC may have under any
applicable laws.
12. INDEMNIFICATION.  PMC, BIM and ACB each agree to indemnify the other party (and each such party's affiliates, employees, directors and officers) against any claim, damages, loss or liability (including reasonable attorneys' fees) arising out of any third party claims brought against an indemnified party that are found to constitute willful misfeasance or gross negligence on the part of the
indemnifying party.
13. DURATION AND TERMINATION.  This Agreement will become effective upon execution or, if later, on the date that initial capital for the
Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect for two (2) years from the date of its execution. Thereafter, if not terminated, this
Agreement will continue in effect for successive periods of 12 months, provided that such continuation is specifically approved at least annually by the Company's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund, and in either event approved also by a majority of the Directors of the
Company who are not interested persons of the Company, or of PMC,
BIM or ACB. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty days' written notice by the Company or PMC, or on sixty days'
written notice by BIM or ACB. This Agreement will terminate
automatically if the Sub-Advisory Agreement terminates. This
Agreement will immediately terminate in the event of its
assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested persons" and
"assignment" have the same meaning of such terms as in the 1940
Act.) Section 10 and 11 herein shall survive the termination of this Agreement.
14. ACKNOWLEDGEMENTS OF BIM.  BIM acknowledges and agrees that:
(a) The assets of the Account may be invested in futures
contracts and consents to ACB's use of the alternate
disclosure and recordkeeping standards under Commodity
Futures Trading Commission Rule 4.7 with respect to such
futures trading, which alternate standards are available to
ACB on account of the Fund's ownership of securities of
issuers not affiliated with the Funds and other investments
with an aggregate market value of at least $2,000,000 and on account of the Company's status as an investment company
registered under the 1940 Act (not formed for the specific
purpose of either investing in an exempt pool or opening an
exempt account);
(b) It is excluded from the definition of a commodity pool
operator under CFTC Rule 4.5, and in connection with such
exemption has filed a notice of eligibility and will
provide ACB with a copy of such notice of eligibility
before the execution of this Agreement; and
(c) Not less than forty-eight (48) hours before the date it has executed this Agreement, it received from ACB a copy of Part
II of ACB's Form ADV, as required by Rule 204-(3) of the
Investment Advisers Act of 1940, as amended.
15. OBLIGATIONS OF BIM.  BIM agrees to provide the following, when received under the terms of the Sub-Advisory Agreement, prior to the commencement of ACB's investment advisory services as specified under this Agreement:
(a) A list of first tier affiliates and second tier affiliates
(i.e., affiliates of affiliates) of the Fund;
(b) A list of restricted securities for the Fund (including
CUSIP, Sedol or other appropriate security identification);
and
(c) A copy of the current compliance procedures for the Fund.
BIM also agrees to promptly forward updates of the above referenced items when received from PMC in order to ensure their accuracy, completeness and/or effectiveness and to provide copies of any updates to ACB prior to their effectiveness.
16. CONFIDENTIAL TREATMENT.  It is understood that any information or recommendation supplied by, or produced by, ACB in connection with the performance of its obligations hereunder is to be
regarded as confidential and for use only by BIM, PMC and the
Company. Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940
Act) or as agreed to by ACB, BIM and PMC, neither PMC nor the
Company will disclose any list of securities held by the Fund until it is either filed with the U.S. Securities & Exchange Commission or mailed out to shareholders, which filing or mailing shall not be made sooner than 30 days after quarter end in any manner
whatsoever except as expressly authorized in this Agreement, except that the top 10 holdings may be disclosed 30 days after month end. In addition, PMC may disclose to certain third party data or service providers to the Fund, who have entered into a confidentiality agreement with PMC, a list of securities
purchased or sold by the Fund during the quarter.
17. ENTIRE AGREEMENT; AMENDMENT OF THIS AGREEMENT.  This Agreement constitutes the entire agreement between the parties with respect to the Fund.
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
18. NOTICE.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to such address as may be designated for the receipt of such notice, with (other than invoices or notices in respect of invoices) copies to PMC and the Fund. The respective addresses for the delivery of such notices are as follows:
a) TO BIM:
Brookfield Investment Management Inc.
Three World Financial Center, 200 Vesey Street
New York, NY 10281
Attn: General Counsel
b) TO ACB:
AMP Capital Brookfield (US), LLC
71 South Wacker Drive, Suite 3400
Chicago, IL 60606
Attn: General Counsel
c) COPIES TO PMC AND THE FUND MAY BE DELIVERED TO:

Principal Financial Group
Des Moines, IA  50392
Attn: Michael Roughton
19. MISCELLANEOUS.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.
20. APPLICABLE LAW.  This Agreement shall be governed by and construed in accordance with applicable federal law and the laws of the State of
New York, without giving effect to its conflict of laws provisions.
21. COUNTERPART SIGNATURES.  This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this _____ day of ________________, 2011, effective
December ___, 2011.

     BROOKFIELD INVESTMENT MANAGEMENT INC.

     By:

     Name:

     Title:

     AMP CAPITAL BROOKFIELD (US) LLC

     By:

     Name:

     Title:

ACCEPTED AND AGREED
PRINCIPAL FUNDS, INC.

By:
Name:

Title:

PRINCIPAL MANAGEMENT CORPORATION

By:
Name:

Title:

SCHEDULE A
FEBRUARY 3, 2011
(Funds)

Diversified Real Asset Fund

A-1